Exhibit 16.1

March 31, 2005

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated March 31, 2005, of Winsonic Digital Media Group, Ltd., and are in agreement with the statements which state that there were no disagreements between the Registrant and Chavez and Koch on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Chavez and Koch would have caused Chavez and Koch to make reference to the matter in its reports on the Registrant’s financial statements. Our audit reports for the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles, other than to contain an explanatory paragraph as to the Registrant’s ability to continue as a going concern. Chavez & Koch has decided to no longer represent public companies and will not renew its certification with the Public Company Accounting Oversight Board.

We have no basis to agree or disagree with other statements of the registrant contained therein.

If you have any questions or need additional information, please call me at 702-433-7075

Sincerely,
Chavez & Koch, CPA’s

/s/ Tim Koch

Tim Koch, CPA
Managing Shareholder